EXHIBIT 23.2(2)

CONSENT OF INDEPENDENT GEOLOGIST

I have reviewed Otish Resources, Inc.’s Form SB-2/A filing, I hereby provide my consent for the reference to my reports on the Mineral Claims in the Lac Laparre, Lac Barou and Lac Lavallette Areas, Otish Mountains Area, Baie James Region, Quebec.  I hereby consent to the use of my name as a consultant to the Company.

/s/   D. George Cargill

D. George Cargill, Ph.D., P.Eng.,

Consulting Geological Engineer

February 10, 2004